Exhibit 12.2



                            Marathon Oil Corporation
                Computation of Ratio of Earnings to Fixed Charges
                       TOTAL ENTERPRISE BASIS - Unaudited
                              (Dollars in Millions)




                               Three Months
                                   Ended
                                 March 31              Year Ended December 31
                              --------------  --------------------------------------
                               2003    2002    2002    2001    2000    1999    1998
                              ------  ------  ------  ------  ------  ------  ------

Portion of rentals
representing interest.......  $   15  $   15  $   66  $   54  $   50  $   47  $   51
Capitalized interest,
 including discontinued
 operations.................       6       3      16      27      19      26      46
Other interest and fixed
 charges, including
 discontinued operations....      80      69     316     349     375     365     318
                              ------  ------  ------  ------  ------  ------  ------
Total fixed charges (A).....  $  100  $   87  $  398  $  430  $  444  $  438  $  415
                              ======  ======  ======  ======  ======  ======  ======

Earnings-pretax income with
 applicable adjustments (B).  $  598  $  195  $1,442  $3,212  $1,807  $1,864  $1,084
                              ======  ======  ======  ======  ======  ======  ======

Ratio of (B) to (A).........    5.98    2.24    3.62    7.48    4.07    4.25    2.61
                              ======  ======  ======  ======  ======  ======  ======